The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement, the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2023

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

August , 2023

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2023-USNCH[ ] to Product Supplement No. EA-08-02
dated March 23, 2023 and
Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026

■	Linked to the Global X Lithium & Battery Tech ETF (the “underlying”)

■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic early redemption upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the underlying.

■	Automatic Call. If the closing value of the underlying on any call date (including the final calculation day) is greater than or equal to the starting value, the securities will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium applicable to that call date. The call premium applicable to each call date will be a percentage of the stated principal amount that increases for each call date based on a simple (non-compounding) return of at least 10.25% per annum (to be determined on the pricing date).

■	Maturity Payment Amount. If the securities are not automatically called for redemption, you will receive a maturity payment amount that could be equal to or less than the stated principal amount, depending on the ending value of the underlying as follows:

■	If the ending value is less than the starting value but not by more than 10% (the “buffer amount”), you will be repaid the stated principal amount.

■	If the ending value is less than the starting value by more than the buffer amount, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the underlying in excess of the buffer amount.

■	Investors may lose up to 90% of the stated principal amount.

■	Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the underlying on the applicable call date significantly exceeds the starting value. You will not participate in any appreciation of the underlying beyond the applicable call premium.

■	All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment.

■	No periodic interest payments or dividends.

■	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$
Maximum Underwriting Discount and Commission(2)(3)	$28.25	$
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$971.75	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $900.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 2.825% ($28.25) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026
Terms of the Securities
Underlying:	The Global X Lithium & Battery Tech ETF
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date*:	August 31, 2023
Issue Date*:	September 6, 2023
Maturity Date*:	September 8, 2026, subject to postponement as described in the accompanying product supplement.
Automatic Call:

If the closing value of the underlying on any call date (including the final calculation day) is greater than or equal to the starting value, the securities will be automatically called for redemption on the related call settlement date for an amount in cash per security equal to $1,000 plus the call premium applicable to that call date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the underlying on the applicable call date significantly exceeds the starting value. You will not participate in any appreciation of the underlying beyond the applicable call premium.

If the securities are automatically called for redemption, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

The call premium applicable to each call date will be determined on the pricing date and will be at least the values indicated below.
	Call Date	Call Premium
	September 6, 2024	10.25% of the stated principal amount
Call Dates* and Call	March 6, 2025	15.375% of the stated principal amount
Premiums:	September 8, 2025	20.50% of the stated principal amount
	March 6, 2026	25.625% of the stated principal amount
	August 31, 2026 (the “final calculation day”)	30.75% of the stated principal amount

Each call date is subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement. For purposes of the accompanying product supplement, each call date is a “calculation day.”
Call Settlement Dates:	For any call date, the fifth business day after such call date, except that the call settlement date for the final calculation day shall be the maturity date. For purposes of the accompanying product supplement, each call settlement date is a “payment date.”
Maturity Payment Amount:

If the securities are not automatically called for redemption prior to or at maturity, you will receive a maturity payment amount for each $1,000 stated principal amount security you hold at maturity:

•

If the ending value is less than the starting value, but greater than or equal to the threshold value: $1,000; or

•

If the ending value is less than the threshold value:

$1,000 + [$1,000 × (underlying return + buffer amount)]

If the securities are not automatically called for redemption prior to or at maturity and the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the underlying in excess of the buffer amount and will lose some, and possibly up to 90%, of the stated principal amount of your securities at maturity.

Threshold Value:	, 90% of the starting value

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026
Buffer Amount:	10%
Starting Value:	The closing value of the underlying on the pricing date
Ending Value:	The closing value of the underlying on the final calculation day
Underlying Return:	(ending value – starting value) / starting value
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17291Q3Y8 / US17291Q3Y83
* Expected. To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation days and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026
Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and other specified events with respect to the underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-02 dated March 23, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323004586/dp190173_424b2-wf0802.htm

•	Prospectus Supplement and Prospectus, each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026
Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek the potential for a fixed return if the underlying has appreciated at all as of any call date in lieu of full participation in any potential appreciation of the underlying;

•	if the securities are not automatically called for redemption prior to or at maturity, desire to limit the downside exposure to the underlying through the buffer amount;

•	understand that if the closing value of the underlying is less than the starting value on each call date, they will not receive any positive return on their investment in the securities, and that if the ending value is less than the starting value by more than the buffer amount, they will receive less, and possibly significantly less, than the stated principal amount per security at maturity;

•	understand that the term of the securities may be limited by the automatic call feature of the securities and that they will not receive a higher call premium payable with respect to a later call date if the securities are automatically called for redemption on an earlier call date;

•	are willing to forgo interest payments on the securities and dividends on securities included in the underlying; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek a security with a fixed term;

•	are unwilling to accept the risk that, if the closing value of the underlying is less than the starting value on each call date, they will not receive any positive return on their investment in the securities;

•	are unwilling to accept the risk that, if the securities are not automatically called for redemption prior to or at maturity and the ending value is less than the threshold value, they will receive less, and possibly significantly less, than the stated principal amount at maturity;

•	are unwilling to accept the risk that the value of the underlying may decrease by more than the buffer amount from the starting value to the ending value;

•	seek exposure to the upside performance of the underlying beyond the applicable call premiums;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the underlying;

•	seek exposure to the underlying but are unwilling to accept the risk/return trade-offs inherent in the terms of the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying, please see the information provided below.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called for redemption on any call date (including the final calculation day) will be determined based on the closing value of the underlying on the applicable call date as follows:

If the securities are not automatically called for redemption prior to or at maturity, on the maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026
Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, if the securities are not automatically called for redemption prior to or at maturity, your maturity payment amount will depend on the performance of the underlying. If the securities are not automatically called for redemption prior to or at maturity and the underlying depreciates by more than the buffer amount such that the ending value is less than the threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer amount.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return On The Securities Is Limited.

Your potential return on the securities is limited to the applicable call premium payable upon automatic call. If the closing value of the underlying on one of the call dates is greater than or equal to the starting value, you will be repaid the stated principal amount of your securities and will receive the fixed call premium applicable to that call date, regardless of how significantly the closing value of the underlying on that call date may exceed the starting value. Accordingly, any call premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying.

Higher Call Premiums Are Associated With Greater Risk.

The securities offer the potential to receive a call premium that reflects a per annum rate that would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that the securities will not be automatically called for redemption and the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the pricing date may result in a higher call premium, but would also represent a greater expected likelihood as of the pricing date that (i) the closing value of the underlying on one or more call dates will be less than the starting value, such that you will not receive any call premium, and (ii) the securities will not be automatically called for redemption and the ending value will be less than the threshold value, such that you will not be repaid the stated principal amount of your securities at maturity.

The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

If the closing value of the underlying on any call date is greater than or equal to the starting value, the securities will be automatically called for redemption. If the securities are automatically called for redemption following any call date, they will cease to be outstanding and you will not receive the call premium applicable to any later call date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026

The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the applicable call premium payable upon an automatic call and may be significantly less than the return on the underlying over the term of the securities.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying.

The Performance Of The Securities Will Depend On The Closing Values Of The Underlying Solely On The Call Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlying On Or Near The Call Dates.

Whether the securities will be automatically called for redemption will depend on the closing values of the underlying solely on the call dates, regardless of the closing value of the underlying on other days during the term of the securities. If the securities are not automatically called for redemption, what you receive at maturity will depend solely on the ending value, and not the closing value of the underlying on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlying. You should understand that the closing value of the underlying has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yields on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, dividend yields on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities— The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement. Changes in the value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The Global X Lithium & Battery Tech ETF Is Subject To Risks Associated With the Lithium Sector.

All of the equity securities held by the Global X Lithium & Battery Tech ETF are issued by companies with business operations in lithium mining, exploration or a closely related activity or production of lithium batteries or a closely related activity (collectively, the “lithium sector”). As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The lithium sector is exposed to risks related to the chemicals industry, the exploration industry, the lithium-ion battery industry and the materials sector. The chemicals industry can be significantly affected by intense competition, product obsolescence, raw materials prices and government regulation, and can be subject to risks associated with the production, handling and disposal of hazardous components and litigation arising out of environmental contamination. The exploration and development of mineral deposits involve significant financial risks over a significant period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026

facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. Companies involved in the manufacturing of lithium-ion batteries are subject to the effects of price fluctuations of traditional and alternative sources of energy, developments in battery and alternative energy technology, the possibility that government subsidies for alternative energy will be eliminated and the possibility that lithium-ion technology is not suitable for widespread adoption. Companies in the materials sector are affected by commodity price volatility, exchange rates, import controls and worldwide competition. At times, worldwide production of industrial materials has exceeded demand, leading to poor investment returns or outright losses. Issuers in the materials sector are at risk of depletion of resources, technological progress, labor relations, governmental regulations and environmental damage and product liability claims. These factors could affect the lithium sector and could affect the value of the equity securities held by the Global X Lithium & Battery Tech ETF and the price of the Global X Lithium & Battery Tech ETF during the term of the securities, which may adversely affect the value of your securities.

The Global X Lithium & Battery Tech ETF Is Subject To Risks Associated With the Energy Sector.

All or substantially all of the equity securities held by the underlying are issued by companies whose primary line of business is directly associated with the energy sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels.  Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers.  Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves.  Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions.  These companies may be at risk for environmental damage claims. These factors could affect the energy sector and could affect the value of the equity securities held by the underlying and the price of the underlying during the term of the securities, which may adversely affect the value of your securities.

The Global X Lithium & Battery Tech ETF Is Subject to Risk Associated with Emerging Markets.

The equity securities held by the underlying have been issued by companies in various foreign emerging markets. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholding in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting auditing and financial standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Stocks issued by companies in emerging markets may be subject to heightened risks, including risks of relatively unstable governments, nationalization of businesses, restrictions on foreign ownership, prohibitions on the repatriations of assets and less protection of property rights. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially increasing price volatility. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

Fluctuations In Exchange Rates Will Affect The Closing Value of The Global X Lithium & Battery Tech ETF.

Because the Global X Lithium & Battery Tech ETF includes equity securities that trade outside the United States and the closing value of the Global X Lithium & Battery Tech ETF is based on the U.S. dollar value of those equity securities, the Global X Lithium & Battery Tech ETF is subject to currency exchange rate risk with respect to each of the currencies in which such equity securities trade. Exchange rate movements may be volatile and may be driven by numerous factors specific to the relevant countries, including the supply of, and the demand for, the applicable currencies, as well as government policy and intervention and macroeconomic factors. Exchange rate movements may also be influenced significantly by speculative trading. In general, if the U.S. dollar strengthens against the currencies in which the equity securities included in the Global X Lithium & Battery Tech ETF trade, the closing value of the Global X Lithium & Battery ETF will be adversely affected for that reason alone.

Recent Executive Orders May Adversely Affect The Performance Of The Underlying.

Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  If the issuer of any

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of the equity securities held by the underlying is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the underlying.  In addition, under these circumstances, each of the sponsor of the underlying index for the underlying and the underlying is expected to remove the equity securities of that company from that underlying index and the underlying, respectively.  Any changes to the composition of the underlying in response to these executive orders could adversely affect the performance of the underlying, and therefore the value of the securities.

Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We expect to hedge our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors—General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

Changes That Affect The Underlying May Affect The Value Of Your Securities.

The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of the underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect

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of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of the underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

If A Reorganization Event Occurs With Respect To The Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to the underlying, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor fund to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

The Value And Performance Of The Shares Of The Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

The underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the shares of the underlying. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Calculation Day is Postponed.

A call date (including the final calculation day) will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the related call settlement date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You

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should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the payment on the securities, assuming the various hypothetical closing values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment on the securities will be. The actual payment on the securities will depend on the actual closing values of the underlying on the calculation days.

The examples below are based on a hypothetical starting value of $100, rather than the actual starting value. For the actual starting value, see “Terms of the Securities” above. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment on the securities will be calculated based on the actual starting value, and not the hypothetical value indicated below. The examples below assume that the call premiums will be set at the lowest values indicated in “Terms of the Securities” above. The actual call premiums will be determined on the pricing date.

Hypothetical Payout Profile

Security Return at Maturity
Return of the Index at Maturity
First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Final Call Date
Final Call Date (Call Premium: 30.75%)
Fourth Call Date (Call Premium: 25.625%)
Third Call Date (Call Premium: 20.50%)
Second Call Date (Call Premium: 15.375%)
First Call Date (Call Premium: 10.25%)
10.00% buffer
Security Return
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Hypothetical Percentage Change in the Closing Value of the Underlying from Pricing Date to Applicable Call Date

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Hypothetical Returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical total pre-tax rate of return
1st call date	$1,102.50	10.25%
2nd call date	$1,153.75	15.375%
3rd call date	$1,205.00	20.50%
4th call date	$1,256.25	25.625%
5th call date	$1,307.50	30.75%

If the securities are not automatically called:

Hypothetical ending value	Hypothetical underlying return	Hypothetical maturity payment amount per security	Hypothetical total pre-tax rate of return
$99.00	-1.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$89.00	-11.00%	$990.00	-1.00%
$80.00	-20.00%	$900.00	-10.00%
$70.00	-30.00%	$800.00	-20.00%
$60.00	-40.00%	$700.00	-30.00%
$50.00	-50.00%	$600.00	-40.00%
$25.00	-75.00%	$350.00	-65.00%
$0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples

If the securities are automatically called:

Example 1—Automatic Call Prior to Maturity. The hypothetical closing value of the underlying on the first call date is $120, which is greater than the starting value.

Because the closing value of the underlying on the first call date is greater than the starting value, the securities would be automatically called for redemption on the related call settlement date for an amount in cash per security equal to $1,000 plus the call premium of 10.25% of the stated principal amount. In this example, the total payment upon automatic call would be $1,102.50 per security.

Even though the underlying appreciated by a percentage greater than the call premium from the starting value to the closing value on the first call date in this example, your return is limited to the applicable call premium. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying. If the securities are automatically called for redemption prior to maturity, they will cease to be outstanding on the related call settlement date, you will have no further rights under the securities after the related call settlement date and you will not receive the call premium applicable to any later call date.

Example 2—Automatic Call at Maturity. The securities are not automatically called prior to maturity. The hypothetical closing value of the underlying on the final calculation day is $110, which is greater than the starting value.

Because the closing value of the underlying on each call date prior to the last call date (which is the final calculation day) is less than the starting value, the securities are not automatically called prior to maturity. Because the closing value of the underlying on the final calculation day is greater than the starting value, the securities would be automatically called for redemption on the related call settlement date (which is the maturity date) for an amount in cash per security equal to $1,000 plus the call premium of 30.75% of the stated principal amount. In this example, the total payment upon automatic call would be $1,307.50 per security.

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If the securities are not automatically called:

Example 3—Par Scenario. The hypothetical ending value is $95 (a 5% decrease from the starting value), which is less than the starting value but greater than the threshold value.

Maturity payment amount per security = $1,000

Because the hypothetical ending value is less than the starting value but greater than the threshold value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 4—Downside Scenario. The hypothetical ending value is $50 (a 50% decrease from the starting value), which is less than the threshold value.

Maturity payment amount per security = $1,000 + [$1,000 × (underlying return + buffer amount)]

= $1,000 + [$1,000 × (-50% + 10%)]

= $1,000 + ($1,000 × -40%)

= $1,000 + -$400

= $600

Because the underlying depreciated from the starting value to the hypothetical ending value by more than the buffer amount, such that the hypothetical ending value is less than the threshold value, your maturity payment amount in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying beyond the buffer amount.

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Information About the Global X Lithium & Battery Tech ETF

The Global X Lithium & Battery Tech ETF is an exchange-traded fund of Global X Funds®, a registered investment company, that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Lithium Index, which we refer to as the underlying index with respect to the Global X Lithium & Battery Tech ETF. The Solactive Global Lithium Index is a modified market capitalization-based index that is designed to track the performance of the largest and most liquid listed companies active in exploration and/or mining of lithium or the production of lithium batteries.

Information provided to or filed with the SEC by the Global X Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Global X Lithium & Battery Tech ETF trades on the NYSE Arca under the ticker symbol “LIT.”

We have derived all information regarding the Global X Lithium & Battery Tech ETF from publicly available information and have not independently verified any information regarding the Global X Lithium & Battery Tech ETF. This pricing supplement relates only to the securities and not to the Global X Lithium & Battery Tech ETF. We make no representation as to the performance of the Global X Lithium & Battery Tech ETF over the term of the securities.

Global X Management uses a “passive” or indexing approach to try to achieve the Global X Lithium & Battery Tech ETF’s investment objective. The Global X Lithium & Battery Tech ETF generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the Solactive Global Lithium Index in approximately the same proportions as in the Solactive Global Lithium Index. However, the Global X Lithium & Battery Tech ETF may utilize a representative sampling strategy with respect to the Solactive Global Lithium Index when a replication strategy might be detrimental or disadvantageous to shareholders of the Global X Lithium & Battery Tech ETF, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Solactive Global Lithium Index, in instances in which a security in the Solactive Global Lithium Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the Global X Lithium & Battery Tech ETF but not the Solactive Global Lithium Index.

Tracking error is the divergence of the Global X Lithium & Battery Tech ETF’s performance from that of the Solactive Global Lithium Index. Tracking error may occur because of differences between the securities and other instruments held in the Global X Lithium & Battery Tech ETF’s portfolio and those included in the Solactive Global Lithium Index, pricing differences (including differences between a security’s price at the local market close and the Global X Lithium & Battery Tech ETF’s valuation of a security at the time of calculation of the Global X Lithium & Battery Tech ETF’s net asset value), transaction costs incurred by the Global X Lithium & Battery Tech ETF, the Global X Lithium & Battery Tech ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Solactive Global Lithium Index or the costs to the Global X Lithium & Battery Tech ETF of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the Global X Lithium & Battery Tech ETF incurs fees and expenses, while the Solactive Global Lithium Index does not. Exchange-traded funds that track indices with significant weights in emerging markets issuers may experience higher tracking error than other exchange-traded funds that do not track such indices.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Global X Lithium & Battery Tech ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The Solactive Global Lithium Index

All information contained in this pricing supplement regarding the Solactive Global Lithium Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). The Solactive Global Lithium Index is calculated, maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue publication of, the Solactive Global Lithium Index.

The Solactive Global Lithium Index is reported by Bloomberg L.P. under the ticker symbol “SOLLIT.”

The Solactive Global Lithium Index is a modified market capitalization-weighted index that is designed to track the performance of the largest and most liquid listed companies active in exploration and/or mining of lithium or the production of lithium batteries. The Solactive Global Lithium Index has a base date of September 7, 2010 and a base value of 100.

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Composition of the Solactive Global Lithium Index

Index Universe Requirements

The Solactive Global Lithium Index is reconstituted once a year on the last business day in October. The composition of the Solactive Global Lithium Index is determined on the business day that is ten business days before the last weekday in October (the “Selection Day”). On each Selection Day, Solactive defines the index universe for the Solactive Global Lithium Index as the companies that fulfill the following conditions:

1.	Listing on a regulated stock exchange in the form of shares tradable for foreign investors without restrictions, including stocks listed on the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect;

2.	Business operations in lithium mining, exploration or a closely related activity (“lithium mining companies”) or production of lithium batteries or a closely related activity (“lithium battery companies”), in which significant revenues are expected to be generated or generated either from a relative (i.e. in terms of the company’s total revenues) or absolute (i.e. in terms of the absolute size of the revenues, “non-pure play company”) point of view;

3.	Free float market capitalization of at least US$50 million for companies that are not in the Solactive Global Lithium Index as of the Selection Day, and US$25 million for companies that are in the Solactive Global Lithium Index as of the Selection Day; and

4.	Average daily traded value over all national exchanges within the listed country of at least US$200,000 in the last three months for companies that are not in the Solactive Global Lithium Index as of the Selection Day, and US$100,000 for companies that are in the Solactive Global Lithium Index as of the Selection Day. However, the Index Committee (as defined below) may decide to include companies in the index universe which do not fulfil the liquidity criterion.

Selection of Index Components

Based on the index universe, the initial composition as well as ongoing adjustments of the Solactive Global Lithium Index are determined on the Selection Day in accordance with the following rules:

1.	The companies in the index universe are ranked according to their free float market capitalization, which is the market value of shares of a company that are in circulation, expressed in USD. The company with the largest free float market capitalization is assigned rank number 1, the company with the second-largest free float market capitalization is assigned rank number 2, and so on. Companies are selected for the Solactive Global Lithium Index in the order of highest rank to lowest rank (for the avoidance of doubt, rank number 1 is higher than rank number 2).

2.	The minimum number of securities reflected in the Solactive Global Lithium Index (the “Index Components”) is 20 and the maximum number of Index Components is 40. The Index Committee may decide to increase the maximum number of Index Components on a Selection Day. In case the rank assigned to a company that is currently an Index Component on a Selection Day is not sufficient to be selected as an Index Component, it will only be removed from the Solactive Global Lithium Index if its rank exceeds the maximum number of Index Components by more than ten ranks. The company with the lowest rank that is selected as an Index Component but that is not currently an Index Component on the Selection Day is not included in the Solactive Global Lithium Index in this case.

3.	If the number of Index Components is above 20, the Index Committee may decide to limit the number of non-pure play companies in the Solactive Global Lithium Index in order to ensure appropriate representation of lithium mining companies and lithium battery companies (collectively, the “lithium sector”) in the Solactive Global Lithium Index.

4.	If the number of companies that meet all the average daily traded value criterion is smaller than the minimum number of Index Components, companies that are currently in the Solactive Global Lithium Index will only be excluded if they have a significant number of non-trading days.

5.	The number of Index Components listed on either the Shanghai-Hong Kong Stock Connect or the Shenzhen-Hong Kong Stock Connect is capped at 30% of the number of Index Components. This means that, if there are 40 Index Components, only 12 Index Components can be listed on either the Shanghai-Hong Kong Stock Connect or the Shenzhen-Hong Kong Stock Connect. If the cap would result in a remainder, the number of components is rounded down to the closest integral number of Index Components, e.g. 11.7 would be rounded down to 11 Index Components.

The new index composition is valid starting on the last business day in October (the “Adjustment Day”).

In addition, once a year on the business day that is ten business days before the last business day in April (the “Review Day”), Solactive reviews the existing Index Components to confirm that they continue to satisfy the free float market capitalization, lithium sector and average daily traded value eligibility criteria listed above. If any Index Component fails to satisfy one or more of these eligibility criteria, it will be removed from the Solactive Global Lithium Index and the weight of the Index Component will be

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redistributed pro-rata to the remaining Index Components. The updated index composition is valid starting on the last business day in April (the “Review Adjustment Day”).

Weighting of Index Components

On each Selection Day and Review Day (each an “Evaluation Day”), each Index Component is weighted proportionally according to its free float market capitalization, subject to the following:

1.	The percentage weight of an Index Component that is a lithium mining company is capped at 20%. The percentage weight of an Index Component that is a lithium battery company is capped at 4.75%. The collective percentage weight of all Index Components with a percentage weight exceeding 4.75% is capped at 44.5%. In each case, the excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.

2.	The percentage weight of the Index Components that do not fulfill the average daily value traded requirements is adjusted appropriately. The excess weight is allocated proportionally to all Index components whose percentage weight is not capped. This is carried out by implementing the shares as determined based on the weights calculated on the Selection Day or Review Day.

3.	Notwithstanding the foregoing, the Index Committee may decide on an Evaluation Day that if the current index composition and weightings are still compliant with applicable financial product regulations and if the Solactive Global Lithium Index still validly represents the lithium market (in particular, no Index Components need to be added or removed) that there will be no change to the composition or weightings on the upcoming Adjustment Day or Review Adjustment Day, as applicable.

After the new weights are determined, the capping process described below under “Continuous Listing Standard Review” will be applied

Continuous Listing Standard Review

On each Monitoring Selection Day (as defined below), the index composition will be reviewed for a breach of the following criteria (the “Continuous Listing Standards”):

1.	The maximum weight of the top Index Component must not be larger than 25%. If this criterion is breached, the stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.

2.	The maximum aggregate weight of the top 5 Index Components must not exceed 60%. If this criterion is breached, the stocks will be proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

3.	The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months) and US$25 million monthly average daily traded value (monthly average of the previous 6 months) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months) and US$25 million monthly average traded value (monthly average of the previous 6 months) will be proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

4.	The maximum weight of Index Components with a full-market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million will be proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until no Continuous Listing Standards are breached. In the event that the Continuous Listing Standards cannot be satisfied using the buffers described above, the weighting will be reviewed by the Index Committee. After the review, the decision will be announced publicly.

The “Monitoring Selection Day” is the business day that is ten business days before the Monitoring Adjustment Day. The “Monitoring Adjustment Day” is the last trading day in January, April, July and October.

Calculation of the Solactive Global Lithium Index

Index Formula

The Solactive Global Lithium Index is a net total return index, which seeks to replicate the overall return from holding a portfolio of the Index Components, with payments, such as dividends, reflected after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to.

The Solactive Global Lithium Index’s index level on a given business day is calculated as follows:

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The sum of the market capitalization of the Index Components is divided by the divisor, which is a mathematical factor defined at the inception of the Solactive Global Lithium Index. The divisor is adjusted by certain corporate actions and index rebalances. Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor.

with

Si,t	=	total number of shares of the Index Component i on trading day t
Pi,t	=	price of the Index Component i on trading day t
fi,t	=	foreign exchange rate of the Index Component i on trading day t
WCFi,t	=	Weighting Cap Factor of the Index Component i on trading day t
FFFi,t	=	Free Float Factor of the Index Component i on trading day t
Dt	=	Divisor on trading day t

Adjustments

The Solactive Global Lithium Index will need to be adjusted for systematic changes in prices once they become effective. This will require the new number of shares of the affected Index Component to be calculated on an ex-ante basis. Following the Index Committee’s decision, the Solactive Global Lithium Index may be adjusted for distributions, capital increases, right issues, splits, par value conversions and capital reductions.

Currency conversion

For intraday calculation of the Solactive Global Lithium Index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate. Should there be no current price available for an Index Component, the most recent price or the trading price for the preceding trading day is used in the calculation. For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters. If there is no 4pm London time WM Fixing for the relevant business day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.

Index Maintenance

Ordinary Adjustments

The composition of the Solactive Global Lithium Index is reviewed on each Selection Day. Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.

Extraordinary Adjustments

If a company included in the Solactive Global Lithium Index is removed from the Solactive Global Lithium Index between two Adjustment Days due to an extraordinary event (such as a merger, a takeover bid, a delisting, the nationalization of a company or insolvency), if necessary, the Index Committee will designate a successor. The Solactive Global Lithium Index will be adjusted that same day. This will be announced by Solactive after the close of business on the day on which the new composition of the Solactive Global Lithium Index is determined by the Index Committee.

Corporate Actions

Following the announcement by a company included in the Solactive Global Lithium Index of the terms and conditions of a corporate action, Solactive, the current “Index Administrator,” determines whether such corporate action has a dilution, concentration or other effect on the price of the Index Component. The Index Administrator will then make the necessary adjustments to the affected Index

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026

Component and/or the formula for calculating the Solactive Global Lithium Index and/or to other terms and conditions in the index rules for the Solactive Global Lithium Index that they deem appropriate in order to take into account the dilution, concentration or other effect and will determine the date on which this adjustment will be effective.

Amongst other things, the Index Administrator can take into account the adjustment made by an Affiliated Exchange (as defined below) as a result of the corporate actions with regard to option and future contracts on the respective share traded on this Affiliated Exchange. An “Affiliated Exchange” is, with regard to an Index Component, an exchange, trading or quotation system on which options and futures contracts on the Index Component in question are traded, as specified by the Index Administrator.

Index Oversight

A committee composed of staff from Solactive (the “Index Committee”) is responsible for any amendments to the rules of governing the Solactive Global Lithium Index. Any amendment to these rules must be submitted to the Index Committee for prior approval and will be made in compliance with Solactive’s methodology policy. The methodology of the Solactive Global Lithium Index is subject to regular review, at least annually. In case a need of a change of the methodology has been identified within this review, this change will be made in accordance with Solactive’s methodology policy.

Historical Information

The closing value of the Global X Lithium & Battery Tech ETF on July 31, 2023 was $66.67.

The graph below shows the closing value of the Global X Lithium & Battery Tech ETF for each day such value was available from January 2, 2018 to July 31, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026
United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Global X Lithium & Battery Tech ETF due September 8, 2026

under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent.  Wells Fargo will receive an underwriting discount and commission of up to 2.825% ($28.25) for each security it sells.  Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

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